Exhibit 99.1

Hot Topic, Inc. Reports 2nd Quarter Loss of $0.14 Per Share

Provides Guidance for the 3rd Quarter of 2010

CITY OF INDUSTRY, Calif.--(BUSINESS WIRE)--August 18, 2010--Hot Topic, Inc. (Nasdaq Global Select Market: HOTT) today announced that the company incurred a net loss in the second quarter of fiscal 2010 (13 weeks ended July 31, 2010) of $6.3 million, or $0.14 per share, compared with a net loss of $3.2 million, or $0.07 per share, in the second quarter of fiscal 2009 (13 weeks ended August 1, 2009). The results for the second quarter of fiscal 2010 and fiscal 2009 include approximately $0.02 per share of expense related to ShockHound (www.shockhound.com), the company’s online music site.

Total sales for the second quarter of fiscal 2010 decreased 4.9% to $150.0 million compared to $157.8 million for the second quarter last year. Total company comparable store sales declined 6.4% for the second quarter of fiscal 2010. A summary of the sales results by division (including internet) is as follows:

			Comparable Store
	Net Sales		Sales % Change
		% Change
	$	To Last	This	Last
	Millions	Year	Year	Year
SECOND QUARTER:
Hot Topic	$113.3	-5.5%	-6.5%	-7.5%

Torrid	$36.7	-3.4%	-6.0%	-8.4%

Total Co.	$150.0	-4.9%	-6.4%	-7.7%

At the end of the second quarter of fiscal 2010, the company operated 679 Hot Topic stores and 155 Torrid stores compared to 679 Hot Topic stores and 156 Torrid stores at the end of the second quarter of fiscal 2009. During the second quarter of fiscal 2010, the company opened one new Hot Topic store and one new Torrid store, and closed three Hot Topic stores and two Torrid stores. The company also remodeled or relocated six Hot Topic stores during the quarter.

The company issued third quarter (13 weeks ending October 30, 2010) guidance of earnings in the range of $0.05 to $0.08 per diluted share based upon a mid-single-digit decline in comparable store sales. Included in the guidance is expense related to ShockHound (www.shockhound.com), the company’s online music site, of approximately $0.02 per share.

A conference call to discuss second quarter results, business trends, guidance and other matters is scheduled for August 18, 2010 at 4:30 PM (ET). The conference call number is 866-202-4367, pass code “Hot Topic”, and will be accessible to all interested parties. It will also be webcast on the company’s Investor Relations website located at http://investorrelations.hottopic.com. A replay of the conference call will be available at 888-286-8010, pass code 66128973, for approximately two weeks. In addition, a webcast replay of the conference call will be available on the company’s Investor Relations website for approximately two weeks.

Hot Topic, Inc. is a mall and web based specialty retailer operating the Hot Topic and Torrid concepts, as well as the e-space music concept, ShockHound. Hot Topic offers music/pop culture-licensed and music/pop culture-influenced apparel, accessories, music and gift items for young men and women principally between the ages of 12 and 22. Torrid offers apparel, lingerie, shoes and accessories designed for various lifestyles for plus-size females principally between the ages of 15 and 29. ShockHound (www.shockhound.com) is a genre-spanning music website where people of all ages can purchase MP3s and music merchandise, share their music interests, read the latest music news and view exclusive editorial content.

In addition to historical information, this news release and the aforementioned conference call contain forward-looking statements, which may include statements relating to financial results, guidance, store operations, closures, remodels and relocations, projections and other financial performance. These statements involve risks and uncertainties, including risks and uncertainties associated with meeting expected financial results, fluctuations in sales and comparable store sales results, our online music site, music, license and fashion trends, competition from other retailers, uncertainties generally associated with specialty retailing, technology and other risks associated with Internet sales, the effect of negative conditions in the economic environment (including global capital and credit markets), the effect of severe weather or natural disasters, political and/or social changes or events that could negatively impact shopping patterns and/or mall traffic, relationships with mall developers and operators, relationships with our vendors, litigation proceedings and contingent liabilities, as well as other risks detailed in the company’s SEC reports including its Annual Report on Form 10-K for the year ended January 30, 2010 and its Quarterly Reports on Form 10-Q. Historical results achieved are not necessarily indicative of the future prospects of the company, and actual results or circumstances could differ materially from the forward-looking statements.

HOT TOPIC, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Second Quarter Ended
	July 31, 2010	Aug. 1, 2009

Net sales	$150,007	$157,793
Cost of goods sold, including buying, distribution and occupancy costs	103,985	108,135
Gross margin	46,022	49,658
Selling, general & administrative expenses	56,381	55,084
Loss from operations	(10,359)	(5,426)
Interest income-net	58	183
Loss before benefit for income taxes	(10,301)	(5,243)
Benefit for income taxes	(4,032)	(2,066)
Net loss	$(6,269)	$(3,177)

Loss per share:
Basic and Diluted	$(0.14)	$(0.07)
Shares used in computing loss per share:
Basic and Diluted	44,563	44,064

	Six Months Ended
	July 31, 2010	Aug. 1, 2009

Net sales	$312,654	$332,917
Cost of goods sold, including buying, distribution and occupancy costs	212,169	223,129
Gross margin	100,485	109,788
Selling, general & administrative expenses	113,836	113,362
Loss from operations	(13,351)	(3,574)
Interest income-net	132	353
Loss before benefit for income taxes	(13,219)	(3,221)
Benefit for income taxes	(5,173)	(1,269)
Net loss	$(8,046)	$(1,952)

Loss per share:
Basic and Diluted	$(0.18)	$(0.04)
Shares used in computing loss per share:
Basic and Diluted	44,480	44,032

HOT TOPIC, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	July 31, 2010	Aug. 1, 2009
Current Assets:
Cash, cash equivalents and short-term investments	$61,790	$82,052
Inventory	88,572	90,363
Prepaid expenses and other	22,268	18,292
Deferred tax assets	6,041	6,213
Total current assets	178,671	196,920

Property and equipment, net	135,095	148,954
Deposits and other	3,860	2,901
Long-term investments	6,614	5,170
Deferred tax assets	5,532	8,440

Total assets	$329,772	$362,385

Current Liabilities:
Accounts payable	$35,939	$26,395
Accrued liabilities	35,690	35,985
Income taxes payable	538	910
Total current liabilities	72,167	63,290

Deferred rent	29,820	34,356
Deferred compensation liability	3,609	2,601
Income taxes payable	2,380	1,850
Total liabilities	107,976	102,097

Total shareholders’ equity	221,796	260,288

Total liabilities and shareholders’ equity	$329,772	$362,385

OTHER DATA
(Dollars in thousands)
(Unaudited)

	Six Months Ended
	July 31, 2010	Aug. 1, 2009
Depreciation and amortization	$19,626	$18,980
Capital expenditures	$14,983	$13,356

Total company store square footage	1,583,600	1,582,500
Hot Topic average store size	1,762	1,758
Torrid average store size	2,497	2,493

CONTACT:
Hot Topic, Inc., City of Industry, CA
Jim McGinty, CFO, 626-839-4681 x2675